Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement of PhyMatrix Corp. on Form S-1 (File No. 333-09187) of our report dated March 13, 1997, except as to the information presented in Note 20, for which the date is April 24, 1997, on our audits of the consolidated financial statements and financial statement schedule of PhyMatrix Corp. as of January 31, 1997 and January 31, 1996, and for the year ended January 31, 1997, and for the one month period ended January 31, 1996 and the combined financial statements of PhyMatrix Corp. as of December 31, 1995 and for the year ended December 31, 1995 and the period ended June 24, 1994 (inception) to December 31, 1994 in conformity with generally accepted accounting principles which reports are included in this Annual Report in Form 10-K.


Coopers & Lybrand L.L.P.

Boston, Massachusetts
April 30, 1997